EXHIBIT 10.1




                              Separation Agreement

April 11, 2002

Mr. Neil G. Cohen
3 Whittier Way
Livingston, NJ  07039

Dear Neil:

This letter confirms your resignation from employment as an officer, director, administrator, and/or trustee with OptiMark Holdings, Inc. ("Holdings"), its wholly-owned subsidiaries, OptiMark US Equities, Inc. ("US Equities") and OptiMark, Inc. ("OI"), and the majority owned subsidiary of OI, OptiMark Innovations Inc. ("OII" and collectively, the "Company"), effective as of the Effective Date (as hereinafter defined). This agreement (the "Agreement") sets forth the entire agreement between the Company and you regarding the termination of your employment. Reference is made to that certain employment agreement, dated June 3, 1999, by and between Holdings and you, as amended by that certain amendment, dated June 19, 2001, by and between OI and you (collectively, the "Employment Agreement").

The Company recognizes that without all of the benefits conferred to you under this Agreement, you would have terminated employment sooner than the Company otherwise would have wanted, without rights to the Benefits (as hereinafter defined).

In view of the foregoing, the parties hereto agree as follows:

1.   OBLIGATIONS.

     A. Effective Date. The effective date of your resignation from the Company (the "Effective Date") will be the close of business on the date of the earliest to occur of:

          (i)  Friday, May 31, 2002;


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          (ii)  your termination for "Cause" (as hereinafter defined);

          (iii) your death or "Disability" (as hereinafter defined);

          (iv) an "Event of Default" (as defined in the Bridge Loan Agreement) under Section 8.1(g) of that certain Loan Agreement, dated March 21, 2002 (the "Bridge Loan Agreement"), by and among Holdings, SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP; and

          (v) completion to the reasonable satisfaction of the board of directors of Holdings, of each of the tasks set forth on Exhibit A hereto.


     For purposes hereof, (i) "Cause" shall mean (I) fraud, dishonesty, gross negligence, breach of fiduciary duty, or malfeasance by you in connection with the performance of your duties under the Employment Agreement and which results in material harm to the Company as determined by the board of directors of the Company, or (II) your conviction of a felony or crime involving moral turpitude and (ii) "Disability" shall mean your physical or mental inability to render services in connection with your employment for thirty (30) consecutive days from the date of this Agreement.

     B. Salary; Benefits. Until the Effective Date, you shall continue employment with the Company pursuant to the terms of the Employment Agreement and shall be entitled to all rights and subject to all obligations thereunder.

2. PAYMENT. On the date first written above (the "Execution Date"), you will be immediately entitled to the following (collectively, the "Benefits"):

     A. Salary. You shall receive an amount in cash equal to your salary from the Execution Date through May 31, 2002, less applicable withholding or other amounts in respect of taxes and 401(k) contributions that you have elected.

     B. Stay-on Bonus. You shall receive a stay-on bonus payment of fifty thousand dollars ($50,000) cash, less applicable withholding or other amounts in respect of taxes and 401(k) contributions that you have elected.

     C. Accrued but Unused Vacation. You shall receive a cash payment reflecting 100 hours of your accrued but unused vacation


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                                                                               3

     time as of the date of this Agreement less applicable withholding or other amounts in respect of taxes and 401(k) contributions that you have elected.

     D. Medical Benefits. So long as you are not terminated for Cause, commencing on the Effective Date and continuing through August 31, 2002, the Company shall pay all premiums, excluding customary co-payment amounts, in connection with standard COBRA coverage benefits that will be made available to you; provided, however, that in the event that you commence employment elsewhere with coverage under a medical insurance plan prior to August 31, 2002, then the Company's payment obligations in respect of COBRA shall immediately cease and you shall be obligated to return any premium amounts paid by the Company for periods covered by the medical insurance plan of such subsequent employer.

     E. Options. So long as you are not terminated for Cause, options to purchase 120,250 shares of Series F Preferred Stock, par value $.01 per share, of Holdings (the "Series F Preferred Stock") previously granted to you pursuant to that certain Stock Option Agreement dated November 14, 2001 (the "Stock Option Agreement"), shall automatically vest and such options (the "Accelerated Options"), together with existing options to purchase 18,500 shares of Series F Preferred Stock currently exercisable by you (the "Vested Options"), shall be exercisable by you for a period of thirty-six
     (36) months from the Effective Date. In the event that you are terminated for Cause, then you shall have no rights to the Accelerated Options (except Accrued Options (as hereinafter defined)) and your rights to the Vested Options and any other options to purchase Series F Preferred Stock that vest prior to the Effective Date (the "Accrued Options"), shall be governed by Section 1 of the Stock Option Agreement (i.e., the Vested Options and Accrued Options shall be exercisable for ninety (90) days from the Effective Date).

     F. Laptop Computer and Cellular Telephone. So long as you are not terminated for Cause, you shall receive all right, title and interest in
     (i) that certain IBM Thinkpad laptop computer (Type 2645-51U, serial number 78-CN147), excluding any proprietary Company software, third party software licensed to the Company and all files, Company electronic mail messages, or other Confidential Information (as hereinafter defined) copied or residing on or in the hard drive and (ii) that certain Nokia model 3390 cellular telephone; provided, however, that your cellular telephone shall be disconnected from any Company calling plan as of the Effective Date and you shall have sole


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                                                                               4


     responsibility to subscribe and make all payments for cellular telephone service thereafter.

     G. Reasonable Fees of Counsel. Upon (i) execution of this Agreement by the parties and (ii) your presentment of an itemized bill for time and disbursements, the Company shall reimburse you for fees of counsel in connection with the negotiation of this Agreement, such fees not to exceed two thousand five hundred dollars ($2,500.00).

The amounts owed in respect of the Benefits described in paragraphs 2(A), 2(B) , 2(C), and 2(G) shall be made within one (1) business day of the execution of this Agreement and shall be made by wire transfer to the account on file with the Company to which your salary has been deposited to directly by the Company.

In the event that you are terminated for Cause, then you shall repay to the Company the net amount that you received under paragraph 2B hereof.

The sums and Benefits being paid to or provided to you pursuant to this paragraph 2 are in lieu of any other payment, obligation, distribution, salary, bonus, incentive plan payment, severance pay, unused accrued vacation pay or any other form of compensation, benefit or damages of any kind otherwise due, owing or payable by the Company to you. You and the Company also acknowledge and agree that, except as detailed in written expense reports that you have submitted or will submit to the Company on or before the Effective Date, or as expressly set forth in this Agreement, no other monetary or other payments or other consideration or benefits are due to you from the Company, whether or not pursuant to any employment agreement between the Company and you.

3.   Non-Solicitation; Non-Disclosure; Assignment of Inventions.

     A. Non-Solicitation. From the Effective Date and during the period of eighteen (18) months from the Effective Date, you agree that you will not, directly or indirectly, as an equity owner, director, employee, consultant, lender, agent or in any other capacity, (i) solicit, induce or entice for employment, retention or affiliation, or recommend to any corporation, entity or other person the solicitation, inducement or enticement for employment, retention or affiliation of, any employee, consultant, independent contractor or other person employed or retained by, or affiliated with, the Company, or any of its affiliates or (ii) engage in any activity intended to terminate, disrupt or interfere with the Company's or


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                                                                               5

     any of its affiliate's relationship with a customer, supplier, lessor or other person.

     B. Non-Disclosure. You hereby acknowledge and agree that during the period of your employment with the Company you were in a confidential relationship with the Company and have had access to confidential information and trade secrets of the Company and its affiliates (collectively, the "Confidential Information"). Confidential Information includes, but is not limited to, all confidential or any proprietary information regarding the Company and its affiliates or any aspect of their respective business or operations, including, but not limited to, customer and client lists, financial information, price lists, pricing strategies, marketing and sales strategies and procedures, computer programs, databases and software, supplier, vendor and service information, personnel information, operating procedures and techniques, business plans and strategies, terms of products strategic alliances (both those in existence and those contemplated), operational techniques, intellectual property strategies, the status of the Company's intellectual property, quality control procedures and systems, internal control procedures, accounting and reporting systems, special projects, employee compensation, personnel, and all other records, files, and information in respect of the Company. You shall use reasonable measures to maintain the confidentiality of all Confidential Information and shall not use or permit the use of, or disclose, discuss, communicate or transmit or permit the disclosure, discussion, communication or transmission of, any Confidential Information except with the express written permission of the Company. This paragraph 3B shall not apply to (i) information that, by means other than your deliberate or inadvertent disclosure, becomes generally known to the public, or (ii) information the disclosure of which is compelled by law (including judicial or administrative proceedings and legal process). In that connection, in the event that you are requested or required (by oral question, interrogatories, requests for information or documents, subpoenas, civil investigative demand or other legal process) to disclose any Confidential Information, you agree to provide the Company with prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or relief therefrom or may waive the requirements of this paragraph 3B. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of counsel, compelled to disclose Confidential Information under pain of liability for contempt or other censure or penalty, you may disclose such Confidential Information to the extent so required. In the event of a breach or threatened breach by you of any of the provisions of this paragraph 3, the


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     Company shall be entitled to an injunction to be issued by any court or tribunal of competent jurisdiction to restrain you from committing or continuing any such violation. In any proceeding for an injunction, you agree that your ability to answer in damages, or your or the Company's ability to take any other lawful remedial action, shall not be a bar or be interposed as a defense to the granting of a temporary or permanent injunction against you. You acknowledge that the Company will not have an adequate remedy at law in the event of any breach by you as aforesaid and that the Company may suffer irreparable damage and injury in the event of such a breach by you. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedy or remedies available to the Company in respect of such breach or threatened breach.

     C. Assignment of Inventions. With respect to Intellectual Property (as hereinafter defined) made or conceived by you (either solely or jointly with another or others) during your employment by the Company and which Intellectual Property is in any way based on or related to your work for or on behalf of the Company or otherwise result from work performed for or at the request of the Company:

          (i) you shall promptly and fully inform the Company of each such item of Intellectual Property in writing, setting forth in detail the procedures employed and the results achieved;

          (ii) you shall apply, at the Company's request and expense, or at the request and expense of such other person or entity as the Company shall designate, for United States and foreign patents or copyrights or other form of protection either in the Company's name or otherwise as the Company or its designee shall desire;

          (iii) you agree to and hereby do assign to the Company or such other person or entity as the Company shall designate all of your rights to such Intellectual Property, including but not limited to applications for United States and/or foreign patents or copyrights, and United States and/or foreign patents or copyrights granted upon such Intellectual Property; and

          (iv) you shall execute and deliver promptly to the Company or its designee (without charge but at the Company's or its designee's expense) such written instruments, and do such other acts, such as giving testimony in support of inventorship, authorship or contribution, as may be reasonably necessary in the opinion of the Company to obtain and maintain United


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                                                                               7

          States and/or foreign patents or copyright or other protection and to vest the entire right and title of same in the Company or its designee.

     As used herein, "Intellectual Property" means inventions, discoveries, concepts and ideas, whether or not patentable, copyrightable, trademarkable, protectable as a mask work, or protectable as a trade secret including, but not limited to any process, method, formula, article, composition, device, product, tool, machine, computer program, source code, object code, apparatus, appliance, design, drawing, practice, manufacture or technique, as well as any improvements thereto and know-how related thereto.

     To the extent possible, any Intellectual Property made or conceived by you shall be deemed a "work made for hire" within the meaning of ss. 101 of the Federal Copyright Act, as amended.

     D. It is expressly acknowledged and agreed by you that your obligations set forth in this paragraph 3 were an inducement to the Company to enter into this Agreement and that the scope of the provisions set forth in this paragraph 3 are in each case reasonable and necessary in light of the circumstances. If, for any reason, any aspect of any of the provisions set forth in this paragraph 3 as they apply to you is determined by a court of competent jurisdiction to be unreasonable, illegal, invalid or unenforceable, the provisions shall, to the fullest extent possible, be modified by the court to the minimum extent required by applicable law in order to make the provisions legal, valid and enforceable to the fullest extent permitted by applicable law. You hereby acknowledge and agree that your services were and continue to be of a unique character and you expressly grant the Company the right to enforce the provisions of this paragraph 3 through the use of all remedies available at law or in equity, including, but not limited to, obtaining a court order, injunction or other equitable relief prohibiting you from threatening to breach, breaching or continuing to breach any provision of this paragraph 3, without the Company being required to post a bond or other security or prove any amount of actual damages. If you are adjudicated by a court of competent jurisdiction to have violated any of the provisions of this paragraph 3, the Company shall be excused and discharged from any obligation to make payments to you pursuant to paragraph 2 hereof for the period commencing from the date of the violations.

4. FURTHER OBLIGATIONS. On the Effective Date, you hereby agree to return to the Company your keys to the Company office, photo


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identification and all Company office equipment and property possessed by you, except for the items set forth in paragraph 2E above.

5. RELEASE. In consideration of the Benefits and the other transactions contemplated herein, for which there was no prior existing obligation, you, for yourself and your relatives, heirs, executors, administrators, personal representatives, agents, and affiliates, as the case may be, hereby release and forever discharge the Company and their respective officers, directors, employees, shareholders, partners, agents, affiliates, successors and assigns, and their respective heirs, executors, administrators, personal representatives, agents, affiliates, successors and assigns, as the case may be (collectively, "Released Parties"), from any and all obligations, actions, causes of action, suits, debts, liabilities, damages, guarantees, judgments, claims and demands whatsoever, whether known or unknown, fixed or contingent, and whether in administrative proceeding, in arbitration, in law or in equity, other than any claim to enforce your rights pursuant to this Agreement, (collectively, the "Claims"), that you ever had, now have, or hereinafter may have against such Released Parties, as the case may be, by reason of any matter, cause or thing whatsoever, including, without limitation, Claims arising under, or in any way related to or connected with: (i) your Employment Agreement and your activities in connection therewith; (ii) all claims to profit participation, dividends, distributions, allocations or other equity or ownership interests in the Company; (iii) any federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance prohibiting, among other things, sexual harassment or discrimination on the basis of sex, race, color, creed, religion, age, disability, national origin, sexual orientation or marital status; (iv) any public policy, contract, tort, or other common law claim or cause of action, including but not limited to breach of implied or express contract, intentional or negligent infliction of emotional distress, negligent misrepresentation, defamation, wrongful discharge; (v) any claim or cause of action for commission, back wages or other compensation, including, but not limited to, commissions, back wages or compensation, related to or arising out of any payments or sums the Company has received or may receive in the future from any source at any time; (vi) any claim or allegation for costs, fees, or other expenses, including attorneys' fees, incurred in any matter or proceeding, except for the attorneys' fees provided for in paragraph 2(G) above.

6. REPRESENTATIONS AND WARRANTIES. Each party hereto represents and warrants to the other party hereto that it has had a full and fair opportunity to seek the advice of legal counsel prior to signing this Agreement and that the parties hereto cannot now or in the future assert that any party had superior bargaining power over the other, as


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each party has had a full and fair opportunity to ascertain their respective rights and responsibilities hereunder. By signing and returning this Agreement, you acknowledge that you:

          (a) have had sufficient time to review and consider its terms;

          (b) have carefully read and fully understand the terms of this Agreement;

          (c) are entering into this Agreement voluntarily and knowing that you are releasing Claims that you have or may have against the Company;

          (d) have not assigned any Claims that your have or may have against the Company to any third party;

          (e) have had a reasonable opportunity to seek advice from an attorney of your choosing prior to signing this Agreement; and

          (f) release all claims, whether known or unknown, that arise up to and including the date of execution of this agreement in return for the Benefits.

7. INTEGRATION; WAIVER. This Agreement constitutes the entire agreement and understanding among the parties and, except as expressly provided herein, supersedes, terminates and cancels any prior written or oral, express or implied agreements, understandings, arrangements, covenants, communications, negotiations, commitments and representations or warranties by any party hereto or any director, officer, employee, agent, partner or affiliate of any party hereto. This Agreement is not being executed by the parties hereto in reliance upon any representation or warranty not expressly set forth herein. Subject to paragraph 5, this Agreement is intended solely for the benefit of the parties hereto. Subject to paragraph 5, neither this Agreement nor any of the relationships or transactions contemplated hereby shall be deemed to create or enlarge any rights in any parties not a party hereto, under any third-party beneficiary theory or otherwise. Except as otherwise set forth herein, no waiver, amendment, modification or cancellation of any term or condition hereof shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. The waiver by any party hereto of a breach of any provision of this Agreement by any other party hereto shall not operate or be construed as a waiver of any other breach or provision of this Agreement.


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8.   NO DISPARAGING STATEMENTS. Each party to this Agreement agrees to refrain from making any disparaging statements, either orally or in writing, about the other party or, in the case of the Company, about any of the Company's directors, officers, employees, agents or representatives.

9. CONSULTING. You acknowledge and agree that the Company may, from time to time and on terms and conditions mutually acceptable to the parties, engage you to provide consulting services to the Company on legal matters, including, without limitation, matters related to the intellectual property rights and obligations of the Company.

10. CONFIDENTIALITY. Except for communicating with legal or financial advisors, and except as otherwise may be required by applicable law, the parties will keep confidential the terms and conditions of this Agreement.

11. SEVERABILITY. If any term or terms of this Agreement are declared invalid by any court of competent jurisdiction, the Agreement shall be deemed amended by excluding the invalid term or terms, and all remaining terms shall continue in full force and effect. You agree to execute such amendments as may be necessary to accomplish the intent of this provision, which is to maintain in force all terms of this Agreement to the full extent permitted by law.

12. GOVERNING LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws principles thereof.

13. WAIVER OF JURY TRIAL. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue or action, claim, cause of action or suit (in contract, tort, equity, or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising, except for issues, actions, claims, causes of action or suits, inquiries, proceedings or investigations arising out of or based solely upon your alleged gross negligence or willful misconduct. Any party hereto may file an original counterpart or a copy of this paragraph 13 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

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Please review this Agreement carefully. If you have any questions about any of the information contained in this Agreement, please call me at (201) 536-7121.

                                               Sincerely,

                                               OPTIMARK HOLDINGS, INC.


                                               /s/Robert J. Warshaw
                                               ---------------------------
                                               By:    Robert J. Warshaw
                                               Title: Chief Executive Officer

ACCEPTED AND AGREED:


/s/Neil G. Cohen
------------------------------
Name:  Neil G. Cohen
Date:  April 12, 2002



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                                                                       Exhibit A
                                                                       ---------

                              Section 1(A)(v) Tasks
                              ---------------------

         (a) the closing of the transactions contemplated by that certain Securities Purchase Agreement, dated February 4, 2002, as amended by that certain Amendment dated March 6, 2002, by and between OII and The Ashton Technology Group, Inc.; and

         (b) the closing of the transactions contemplated by that certain non-binding term sheet for the investment of $10,000,000 of cash by Draper Fisher Jurvetson ePlanet in OII; and

         (c) the filing with the Securities and Exchange Commission ("SEC") of the Annual Report on Form 10-K of Holdings for the period ended December 31, 2001; and

         (d) the (I) acceptance by the SEC of the filing of the definitive proxy statement of Holdings pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended and (II) mailing of materials to shareholders of record in connection with the 2002 annual meeting of stockholders of Holdings; and

         (e) the closing of the transactions contemplated by the Bridge Loan Agreement; and

         (f) execution and closing of definitive settlement agreements, on terms and conditions acceptable to the board of directors of the Company, covering all matters arising in connection with (I) Finova Capital Corporation v. OptiMark Technologies, Inc., OptiMark, Inc. and OptiMark Holdings, Inc., filed June 15, 2001 in the Superior Court of New Jersey - Hudson County, and (II) Comdisco, Inc. v. OptiMark Technologies, Inc. (now known as OptiMark US Equities, Inc. and Avnet, Inc., filed December 15, 2000 in the Superior Court of the State of Connecticut, Judicial District of Fairfield at Bridgeport; and

         (g) the written submission of a transition plan covering (I) procedures for accessing and engaging outside counsel to provide legal advice related to routine legal issues and inquiries, including, without limitation, shareholder inquiries, stock transfer requests, vendor inquiries, and intellectual property portfolio management, and (II) the engagement of outside counsel for the purpose of resolving creditor issues and providing legal advice related to bankruptcy issues.